Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-266024 and 333-258735) of UpHealth, Inc. of our report dated March 31, 2023 relating to the consolidated financial statements as of and for the year ended December 31, 2022, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California
March 31, 2023